Exhibit 99.1

Communications Systems Announces Improved

Operating Results for 2006 First Quarter.

Company Also Announces Investigation and Reviews Related to JDL Subsidiary
and Delayed Filing of the Company’s First Quarter 2006 Form 10Q Report

Hector, MN       May 15, 2006      Communications Systems, Inc. (AMEX: JCS) today reported consolidated income from continuing operations of $1,410,000 or $0.16 per diluted share for the first quarter ended March 31, 2006 compared with $1,077,000 or $0.12 per diluted share for the first quarter of 2005. Total consolidated net income, which includes the results of discontinued operations, increased to $1,514,000 or $.17 per diluted share for the first quarter of 2006 compared to $895,000 or $.10 per share for the three months ended March 31, 2005. First quarter 2006 consolidated revenues from continuing operations totaled $27,551,000 compared to $25,383,000 in the first quarter of 2005.

Net income in 2006 includes the discontinued operations of Austin Taylor Communications Ltd. of Bethesda, Wales, the Company’s U.K. provider of cabling and related telephony products. Net income from discontinued operations was $105,000 for the first quarter of 2006 compared with a net loss of $182,000 for the first quarter of 2005.

The Company also announced today that the Company’s wholly owned subsidiary, JDL Technologies Inc. (JDL) has been asked by an agency of the federal government to provide information related to a civil investigation regarding allegations that JDL submitted, or caused to be submitted, false claims for payment under the FCC’s E-Rate Program in connection with funding requests made by the U.S. Virgin Islands Department of Education (VIDOE). The Company and JDL are fully cooperating with this investigation on a voluntary basis. In addition, two reviews of all transactions between JDL and VIDOE, one by management and the other by the Company’s Audit Committee, have been initiated. While the investigation and both reviews are continuing, based on information reviewed to date, management believes JDL operated in substantial compliance with applicable federal law. Nevertheless, the investigation or the reviews could lead to the discovery of additional information that could result in a restatement of previously filed financial statements or material charges in future periods.

Jeffrey K. Berg, President and COO said, “We are very satisfied with our results as it was a challenging quarter. We have completed the merging of Transition Networks and MiLAN business units and are seeing the positive benefits of the merger. Suttle’s strategic growth plan of focusing and introducing a complete portfolio of new products to the Fiber to the Home (FTTH) market has shown significant progress.”

Curtis A. Sampson, Chairman and CEO commented, “We are off to a good start in 2006. The enthusiasm and optimism of the management staff and employees of the present business units bode well for CSI’s future. Regarding the civil investigation related to JDL’s operations reported today, we are of course disappointed with this development. Nevertheless, we are fully cooperating with the agency involved in this matter, as well as with our Audit Committee, in addition to conducting our own, thorough review.”

As a result of matters related to the federal government investigation and the related reviews described above, the Company was unable to complete and timely file with the Securities and Exchange Commission its Report on Form 10-Q for the 2006 first quarter. The Company has applied for an automatic extension of the due date for the Form 10-Q to May 22, 2006.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Communications Systems Inc.may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CSI CONSOLIDATED SUMMARY OF EARNINGS

	(unaudited)
	Three Months Ended March 31
	2006	2005
Sales from Continuing Operations	$27,551,161	$25,382,865

Cost of Sales	$17,251,976	$16,438,018
Selling, General and Administrative Expenses	8,263,074	7,364,282
Total Costs and Expenses	25,515,050	23,802,300

Operating Income from Continuing Operations	2,036,111	1,580,565

Other Income and Expense, net	166,442	85,051

Income from Continuing Operations Before Income Taxes	2,202,553	1,665,616

Income Tax Expense	793,000	589,000
Income from Continuing Operations	1,409,553	1,076,616

Discontinued Operations
Income (Loss) from Discontinued Operations (net of tax benefit of $0 and $64,000 for 2006 and 2005)	104,863	(181,937)

Net Income	1,514,416	894,679

Basic Net Income Per Share
Continuing Operations	$.16	$.13
Discontinued Operations	$.01	$(.02)
	$.17	$.11

Diluted Net Income Per Share
Continuing Operations	$.16	$.12
Discontinued Operations	$.01	$(.02)
	$.17	$.10
Average Shares Outstanding:
Average Common Shares Outstanding	8,739,927	8,519,344
Dilutive Effect of Stock Options Outstanding	125,656	199,926
	8,865,583	8,719,270

Selected Balance Sheet Data

	March 31	December 31
	2006	2005
Working Capital (Current Assets minus Current Liabilities)	$67,744,609	$66,324,368
Property, Plant and Equipment, net	7,855,458	7,690,941
Goodwill	5,264,095	5,264,095
Assets of Discontinued Operations	3,711,564	3,423,572
Total Assets	92,804,770	92,883,364
Liabilities from Discontinued Operations	1,551,684	1,259,495
Total Liabilities	11,391,774	13,032,188
Stockholders’ Equity	81,412,996	79,851,176